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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No.2)

Steakhouse Partners
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

857875108
						(CUSIP Number)

March 27, 2000
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 11

CUSIP No. 857875108				13D				Page 2 of 11

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
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5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
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	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-856,700-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-856,700-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-856,700-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	25.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 857875108				13D				Page 3 of 11

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-856,700-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-856,700-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-856,700-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	25.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 857875108				13D				Page 4 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-506,300-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-506,300-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-506,300-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	15.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 857875108				13D				Page 5 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Value Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-236,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-236,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-236,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA
----------------------------------------------------------------

CUSIP No. 857875108				13D				Page 6 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Paisley Pacific Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-168,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-168,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-168,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO
----------------------------------------------------------------

CUSIP No. 857875108				13D			Page 7 of 11

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of Steakhouse Partners.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, Ste 200, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is part of a Massachusetts Business
Trust.
	(b)	388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV.	(a)	RS Value Group LLC is a Delaware Limited Liability Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

V.	(a)	RS Paisley Pacific Fund is a Cayman Islands Unit Trust.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment unit trust
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 857875108				13D			Page 8 of 11


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		856,700	25.8%
RS Investment Mgmt, L.P.		856,700	25.8%
RS Diversified Growth Fund		506,300	15.3%
RS Value Group LLC			236,000	 7.1%
RS Paisley Pacific Fund			168,000	 5.1%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 3,332,022 shares of Common Stock of the Issuer outstanding as of March 14, 2000.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 856,700 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 856,700 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 506,300 shares of the Issuer.

RS Value Group LLC is a Delaware Limited Liability Company that is deemed to have shared dispositive power over 236,000 shares of the Issuer.

RS Paisley Pacific Fund is a Cayman Islands Unit Trust that is deemed to have shared dispositive power over 168,000 share of the Issuer.

CUSIP No. 857875108				13D			Page 9 of 11

The following is a list of transactions by the filing parties in the last 60 days:


DGF     01-27-00    7500    $      open mkt purchase
DGF     01-28-00    3000    $      open mkt purchase
DGF     01-31-00    5000    $      open mkt purchase
DGF     02-01-00    3000    $      open mkt purchase
DGF     02-02-00    7000    $      open mkt purchase
DGF     02-03-00    7000    $      open mkt purchase
DGF     02-04-00   10000    $      open mkt purchase
DGF     02-07-00    7000    $      open mkt purchase
DGF     02-08-00   13000    $      open mkt purchase
DGF     02-09-00    2500    $      open mkt purchase
DGF     02-10-00   30000    $      open mkt purchase
DGF     02-11-00    2500    $      open mkt purchase
DGF     02-14-00   13000    $      open mkt purchase
DGF     02-15-00    5000    $      open mkt purchase
DGF     02-16-00    2500    $      open mkt purchase
DGF     02-17-00    2500    $      open mkt purchase
DGF     02-18-00    2000    $      open mkt purchase
DGF     02-22-00    5000    $      open mkt purchase
DGF     02-23-00   10000    $      open mkt purchase
DGF     03-10-00    3000    $      open mkt purchase
Pais    03-10-00    1500    $      open mkt purchase
PaisPac 03-10-00    3000    $      open mkt purchase
DGF     03-13-00    5000    $      open mkt purchase
Pais    03-13-00    2500    $      open mkt purchase
PaisPac 03-13-00    5000    $      open mkt purchase
Pais    03-14-00    2500    $      open mkt purchase
PaisPac 03-14-00    5000    $      open mkt purchase
Pais    03-15-00    2500    $      open mkt purchase
PaisPac 03-15-00    5000    $      open mkt purchase
Pais    03-17-00    2500    $      open mkt purchase
PaisPac 03-17-00    5000    $      open mkt purchase
Pais    03-21-00    2500    $      open mkt purchase
PaisPac 03-21-00    5000    $      open mkt purchase
Pais    03-22-00    2500    $      open mkt purchase
PaisPac 03-22-00    5000    $      open mkt purchase
Pais    03-23-00    2500    $      open mkt purchase
PaisPac 03-23-00    5000    $      open mkt purchase
Pais    03-27-00    2500    $      open mkt purchase
PaisPac 03-27-00    5000    $      open mkt purchase

CUSIP No. 857875108				13D			Page 10 of 11

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	March 27, 2000

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  RS Investment Management Co. LLC
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	By:	RS Investment Management Co. LLC
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

RS VALUE GROUP LLC
By:	RS Investment Management, L.P.
	By:	RS Investment Management Co. LLC
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

RS PAISLEY PACIFIC FUND
By:	RS Value Group LLC
	By:	RS Investment Management, L.P.
		By:	RS Investment Management Co. LLC
			By:	/s/	G. Randall Hecht
					G. Randall Hecht
					Chief Executive Officer

CUSIP No. 857875108				13D			Page 11 of 11

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	March 27, 2000

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  RS Investment Management Co. LLC
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	By:	RS Investment Management Co. LLC
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

RS VALUE GROUP LLC
By:	RS Investment Management, L.P.
	By:	RS Investment Management Co. LLC
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

RS PAISLEY PACIFIC FUND
By:	RS Value Group LLC
	By:	RS Investment Management, L.P.
		By:	RS Investment Management Co. LLC
			By:	/s/	G. Randall Hecht
					G. Randall Hecht
					Chief Executive Officer